EXHIBIT 99

E-Debit Global Corporation Announces its’ First Strategic Move Within the Licensed Marijuana Market Place With the Acquisition of AGH WA, LLC operating as Affordable Green Holdings.

Golden, Colorado - E-Debit Global Corporation (OTC Markets: WSHE)("E-Debit", “WSHE” or the "Company") (http://www.edebitglobal.com/) is pleased to announce the acquisition (the "Acquisition") of all of the issued and outstanding shares of AGH WA, LLC a Washington State Limited Liability Company doing business as Affordable Green Holdings ("AGH") (http://www.affordablegreenholdings.com/) pursuant to the terms of a definitive stock purchase agreement (the "Stock Purchase Agreement") dated December 7, 2017 (the "Acquisition Date").

The Acquisition represents the Company's first strategic entry into the licensed marijuana market place in the United States by providing the Company mature resources, assets and regulatory tools to help accelerate the Company’s expansion within the State of Washington and to establish the foundation for jurisdictional expansion based on individual State regulatory opportunities throughout the United States.

Headquartered in Tacoma, WA, AGH is a management company that holds and leases intellectual property, trademarks, real-estate, and equipment. Through management and service agreements AGH offers its marketplace partners access to brands and services that have been in the cannabis space since 2008. With physical operations throughout the State of Washington, AGH is a privately owned Washington state LLC holder of property conducting Tier III licensed production of organic cannabis, at its 250+ acre Big Ridge Farms (https://www.bigridgefarms.com/) which is also home to two (2) LCB Processing licenses and through its Sweet Nirvana Bakery operations (https://www.sweetnirvanabakery.com/) has created one of the industry’s most comprehensive family of brands which include: Rockit Conez, JamRocks, Groovy Chews, Peanut Butter Bliss Bites, Cannabliss, Tasty Toke, Rockit Oil, Nirvana Nectar, Nirvana Caps (CBD), Firebird Vaporizers, Tasty Toke, Black Label Organics, Rebel Rosin, and Legal Out West.

Doug Mac Donald, E-Debit’s President and CEO states, "When we set the strategy for E-Debit to enter into the marijuana market-space it was about building a dynamic regulatory compliant platform which would advance sustainable growth for both the industry, our industry partners and our shareholders. The acquisition of AGH will act as a strategic tool to help us with on-going partnerships and opportunities, but most importantly brings industry experience, expertise and current marketplace participation to immediately jump start the Company’s development and the execution of our existing and prospective relationships not only within the State of Washington but throughout the regulated marketplace both inside the US and elsewhere."

In connection with the Acquisition, the Aggregate Purchase Price to be delivered to AGH is Five Million ($5,000,000 USD) with an additional capital contribution into the AGH operations post acquisition of $1,500,000 for total consideration of ($6,500,000 USD) as follows:

i.	$1,500,000 in cash by cheque or by wire transfer
ii.	$4,000,000 through the issuance of 200,000,000 Common Shares issued at the rate of $0.02 per share
iii.	$1,000,000 through the issuance of 50,000,000 Common Shares issued at the rate of $0.02 per share and held in escrow to be released to the AGH Shareholders on the audited valuation of $5,000,000 for the AGH organization and assets.

"We are pleased to be able to announce this acquisition after assessing the numerous opportunities which we have reviewed over the past seven months, none of which compares to our financial and business evaluation of the AGH Group whom I and the entire E-Debit team believe has tremendous pedigree and well suited for expansion in the legal and regulated marijuana business environment. As much as this is a strategic acquisition for the Company our interaction with the management and operators of AGH has solidified a winning combination as the marijuana industry expands and becomes more competitive “added Mr. Mac Donald.

ON BEHALF OF THE BOARD
"Doug Mac Donald” President & CEO